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                                                                 EXHIBIT 10.16

                        TAX INDEMNIFICATION AGREEMENT

THIS TAX INDEMNIFICATION AGREEMENT is made as of ___________, 1998, by and between Hospitality Marketing Concepts Inc., a Delaware corporation ("HMC") and Mokhtar Ramadan, Marwan Ramadan, Fadi Ramadan, and Sandra Case ("Members"), with reference to the following facts:

     A. Hospitality Marketing Consultants, LLC, a California limited liability company ("HMC LLC") was organized on or about February 27, 1996.

     B. Since its organization, the Members have been all of the members of HMC LLC.

     C. HMC LLC has elected to be taxed as a partnership for U.S. federal income tax and applicable state income tax purposes.

     D. The Members have also been beneficial equity owners in the foreign business entities listed on Schedule 1 hereto (the "Foreign Entities"). Some of the Foreign Entities have been taxed as partnerships for foreign, U.S. Federal and State income tax purposes.

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     E.   Pursuant to that certain Contribution Agreement, dated as of May
29, 1998, the Members have agreed to contribute all of their equity interests in all such Foreign Entities to HMC LLC.

     F. Further pursuant to the Contribution Agreement, the Members have agreed to cause HMC LLC to be merged with and into HMC, effective immediately prior to the closing of an initial public offering of common stock of HMC.

     G. Because HMC LLC and some of the Foreign Entities have been taxed as partnerships in various jurisdictions, the Members, and not HMC LLC and the various Foreign Entities themselves, are liable for tax on the taxable income of HMC LLC and such Foreign Entities.

     H. It is possible that HMC LLC and/or the Foreign Entities will be subject to audit by U.S. Federal, State or foreign tax authorities, and that as a result of such audit, the taxable income of HMC LLC or such Foreign Entities will be adjusted, and tax deficiencies will be assessed against the Members.

     I. HMC desires to indemnify the Members against any such liability for taxes on account of the income of HMC LLC or any of the Foreign Entities.

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NOW, THEREFORE, in consideration for the mutual promises, covenants and conditions herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

     1.   For purposes of this Agreement:

          a. "Tax Assessment" means the amount of any deficiency in tax, including interest and applicable penalties, assessed or proposed to be assessed against each of the Members on account of their allocable shares of the income, gain or other tax items of HMC LLC or any of the Foreign Entities for any tax period in the United States, any State or any foreign jurisdiction, less the amount by which a Member's income tax liability in any jurisdiction is reduced (after taking into account all other credits and deductions available to such Member) by credits or deductions for the current year or as a carryback to any prior year for any tax payable to a foreign country arising from a Tax Assessment.

          b. "Gross Up Amount" means for each Member, an amount equal to the product of the Tax Assessment and the Rate Gross-Up.

          c.   "Rate Gross Up" is a fraction, the numerator of which is one
(1), and the denominator of which is one (1), minus

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(i) in the case of a Member who is a U.S. citizen or resident for income tax purposes the maximum combined income tax rates of the United States and the U.S. State of residence of a Member for the tax year in question (with allowance for the deductibility of State income taxes for United States federal income tax purposes), and (ii) in the case of a Member who is a non-resident alien for U.S. tax purposes, the maximum income tax rate of such Member's country of residence.

     2. Subject to the Members' reasonable compliance with their obligations hereunder, not later than thirty (30) days after the date on which the Members deliver to HMC a written demand for payment, HMC shall pay to each Member in cash an amount equal to such Member's Gross Up Amount. Such demand shall be accompanied by a computation of the Member's reduction in income tax, if any, referred to in Section 1(a) hereof.

     3. HMC shall have the obligation, at its own expense, to respond to any tax examination or audit and to contest or defend any asserted tax deficiency against any of the Members related to the income of HMC LLC or any of the Foreign Entities, and to keep each of the Members informed of the progress of any such examination, audit, contest or defense. The Members agree to cooperate with any such audit, contest or defense. HMC agrees to reimburse each of the Members for any costs or expenses incurred

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by any of them related to any such examination, audit, or the contest or defense of any such asserted tax deficiencies.

     4. Each of the Members shall promptly notify HMC in the event he or she learns of any examination, audit or other tax proceeding that has been commenced related to HMC LLC or any of the Foreign Entities in any taxing jurisdiction. Each of the Members shall promptly provide to HMC copies of all correspondence and other documentation relating to any such audit or proceeding which comes into his or her possession.

     5. In the event the Company is subject to income tax on any income of HMC LLC or any of the Foreign Entities with respect to which any of the Members have previously paid income tax, and if any of the Members receives a refund of such previously-paid tax, such Members shall promptly notify the Company of the refund and remit an amount equal to the amount of such refund to the Company.

     6. This Agreement shall be governed by the internal laws of the State of California and of the United States of America.

     7. This Agreement may be executed in two or more counterparts, each of which shall be deemed as an original, but all of which shall constitute one and the same instrument.

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     8.   All notices or other correspondence required in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered as follows:

          If to the Members:  15751 Rockfield Blvd., Suite 200
                              Irvine, California  92618

          If to the Company:  Hospitality Marketing Concepts Inc.
                              15751 Rockfield Blvd., Suite 200
                              Irvine, California  92618
                              Attention:  Chief Financial Officer

Any party may, at any time, by giving five (5) days prior written notice to the other party, designate any other address in substitution of the foregoing address to which such notice may be given.

IN WITNESS WHEREOF, the parties have executed this Tax Indemnification Agreement as of the date first written above.

                                   "HMC"

                                    Hospitality Marketing Concepts Inc.,
                                    a Delaware corporation


                                     By:
                                        ------------------------------

                                     Title:
                                           ---------------------------

                                      "MEMBERS"



                                       -----------------------------------
                                       Mokhtar Ramadan


                                       [signatures continued on page 7]






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                                       -----------------------------------
                                       Marwan Ramadan


                                       -----------------------------------
                                       Fadi Ramadan


                                       -----------------------------------
                                       Sandra Case





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